CONTACT:	-OR-
Stellar Pharmaceuticals Inc.		INVESTOR RELATIONS COUNSEL:
Peter Riehl, President & CEO		The Equity Group Inc.
(800) 639-0643		Devin Sullivan
(519) 434-1540		(212) 836-9608 -or-- dsullivan@equityny.com
Arnold Tenney		Adam Prior
Cell (416) 587-3200		(212) 836-9606 -or-- aprior@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS ANNOUNCES 2005 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

Company to Hold Conference Call Today at 10:00 AM

Fourth Quarter 2005 Highlights
●  Total revenues (product sales and royalty revenues) increased 4.7% to $523,000
●  Aggregate product sales of NeoVisc® and Uracyst® up 3.3%
●  Royalties and licensing revenues increase 17.7% to $81,000
●  Cash and cash equivalents of $2.1 million at December 31, 2005 with no long term debt
●  Comments on relationship with Leitner Pharmaceuticals™, LLC

LONDON, ONTARIO, CANADA, March 31, 2006 - Stellar Pharmaceuticals Inc., (OTCBB: SLXCF; TSXV: SLX) (“Stellar” or “the Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the fourth quarter and year ended December 31, 2005. All amounts in this press release are in Canadian dollars, and are the result of the use of U.S. GAAP.

Company Continues Global Licensing Development Program
Peter Riehl, President and Chief Executive Officer of Stellar, commented, “The expansion of Stellar’s global licensing program continues to be integral to our growth. We now have out-licensing distribution partners in 28 countries. We have experienced costs associated with these out-licensing agreements, although we have not yet realized associated offsetting revenue. We expect that to change during 2006, as regulatory approvals in these regions are granted and we commence sales of our products shortly thereafter.

“In the last two months, we have entered into licensing agreements for Uracyst, Stellar’s patented treatment for interstitial cystitis (“IC”), in Israel, and for NeoVisc, our viscosupplementation therapy for the treatment of osteoarthritis, in Kuwait. We are currently in the process of applying for regulatory approvals in these jurisdictions. Since June 2005, the Company has signed out-licensing agreements for NeoVisc and Uracyst in Turkey, Lebanon, Syria and China. We also are pleased to report that Uracyst commenced sales in the United Kingdom during the fourth quarter of 2005.”

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March 31, 2006

Company Seeking Potential New U.S. Partners for NeoVisc and Uracyst
The Company also announced that Leitner Pharmaceuticals™, LLC (“Leitner”) has terminated its Supply and License Agreement with Stellar, which the parties signed in February 2004. The agreement granted Leitner the marketing and distribution rights of NeoVisc and Uracyst in the United States. All licensing, distribution and marketing rights revert back to Stellar, and the Company is not required to return $267,220 in milestone payments earned over the course of the relationship.

John Gregory, Chairman and CEO of Leitner, stated, “Although the licensing relationship with Stellar has ended, we are Stellar’s largest shareholder and remain confident in the Company’s products, people, and future potential. We have a vested interest in the Company’s long-term success and will continue to follow and support its future growth.”

Mr. Riehl commented, “We hold our relationship with Leitner in the highest regard. Their counsel and support was invaluable in the development of NeoVisc and Uracyst regulatory dossiers for the United States. As a result, we believe that we are well positioned to pursue new marketing and licensing relationships. Under the counsel of our advisor Patrick D. Scrivens, whom we appointed in July 2005, we are now seeking out potential new partners for the commencement of U.S. Phase III FDA clinical trials for these advanced and late-stage products, and are confident of our success in that regard. Mr. Scrivens is the Founder, Chairman and CEO of Advisory Associates Inc., a merchant banking firm that provides financial management and strategic business advisory services to public and private companies across various industries. We expect that the U.S. viscosupplementation market that NeoVisc addresses will surpass $600 million by the end of 2006, while the market for GAG replenishment therapies like Uracyst will exceed $400 million.”

Fourth Quarter 2005 Review
The Company’s fourth quarter of 2005 was affected by voluntary withdrawal of a batch of NeoVisc in Canada because of a higher than normal amount of reported side effects related to the use of NeoVisc in November 2005.

Mr. Riehl noted, “Our goal in establishing competitive products has always been backed by superior customer service. Since the manufacturing process being used was relatively new, chose to react on the side of caution and replaced this batch in the marketplace in December 2005. The returned product was thoroughly reviewed by the Company’s Quality Management team and was found to be within specifications for all control factors. Stellar has not received any negative reports related to the new batch and, in fact, has received a number of positive responses from its physician customers for its response. “

Total revenues, which include product sales and royalty and licensing revenues, for the three months ended December 31, 2005 increased 4.7% to $523,000 from $499,000 in the same period last year. International sales of Uracyst increased 321% over the comparable prior year period. This is due to a growing acceptance for Uracyst in Europe, as well as increased sales and marketing efforts. Royalty and licensing revenue increased to $81,000 versus $69,000 for the same period last year, due primarily to higher out-licensed sales of Uracyst.

Costs of sales as a percentage of product sales was 44.6% in the fourth quarter of 2005 up from 26.8% in the fourth quarter of 2004, largely due to the product withdrawal. Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2005 decreased to $630,000 from $740,000 in the fourth quarter of 2004.

Stellar reported a net loss in the fourth quarter of 2005 of $485,000, or $0.02 per diluted share, on 23.2 million weighted average common shares outstanding (“shares outstanding”). The 2005 period included one-time charges of approximately $123,000 related to the withdrawal and replacement of NeoVisc. The net loss in the fourth quarter of 2004 was $375,000, or $0.02 per diluted share, on 21.3 million shares outstanding.

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March 31, 2006

2005 Annual Review
Total revenues for 2005 rose 6.0% to $1.9 million from $1.8 million in 2004. Aggregate Canadian sales of NeoVisc and Uracyst in 2005 increased by 10.2% over the previous year. Royalty and licensing revenue decreased to $315,000 from $407,000 in 2004. Royalty and licensing revenue in the first quarter of 2004 included the one-time milestone payment of $267,220 from Leitner in February 2004. Excluding this one-time milestone payment, royalty and licensing revenue increased 125% in 2005, largely derived from royalties on higher sales penetration of Uracyst in Germany, Netherlands, Austria and the Scandinavian countries.

During 2005, the Company incurred non-cash expenses totaling $257,000 of which $204,000 were for share options issued to consultants. The balance of $53,000 was related to share options granted to the Company’s directors. Stellar also incurred non-recurring costs of $159,000, which includes the expenditure for the NeoVisc withdrawal and write-down of obsolete materials. R& D expenses of $609,000 for 2005 were mainly attributed to the completion of the NeoVisc high molecular weight process.

As a result of the factors outlined above, Stellar reported a net loss in 2005 of $1.7 million, or $0.08 per diluted share, on 23.2 million weighted average common shares outstanding (“shares outstanding”), compared to a net loss of $1.3 million, or $0.06 per diluted share, on 21.3 million shares outstanding in 2004.

Balance Sheet Highlights
Stellar’s balance sheet is highlighted by $2.1 million in cash and cash equivalents and no long-term debt at December 31, 2005. The Company expects to reach operating profitability in 2006, which would allow the Company to fund its future growth from operations.

Conference Call
Management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss fourth quarter and year-end results. Interested parties may participate in the call by dialing 888-789-0150 (in the United States) or 416-695-6622 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call. A recorded replay of the call will be available until 11:59 pm Eastern Time on Wednesday, April 5, 2006. Listeners may dial 888-509-0081 (in the United States) or 416-695-5275 (in Canada) for the replay. The call will also be simultaneously broadcast over the Internet. Those interested in listening to the live web cast may do so by going to the Company's website at www.stellarpharma.com or by going to www.ccnmatthews.com/StellarPharmaceuticalsQ4. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately after the live call and continue for approximately 30 days.

About Stellar Pharmaceuticals Inc.
Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc(R), for the treatment of osteoarthritis; and Uracyst(R) and the Uracyst(R) Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22(R) BladderChek(R), a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its

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March 31, 2006

operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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March 31, 2006

Stellar Pharmaceuticals Inc.
Statement of Operations
(Canadian Funds; US GAAP)

(Unaudited)

	For the Three Month Period		For the Year
	Ended December 31		Ended December 31
	2005	2004	2005	2004

REVENUE
Product sales	$441,481	$430,068	$1,627,670	$1,425,351

COST OF GOODS SOLD (Product Sales)	197,014	117,799	450,591	340,123
	244,467	312,269	1,177,079	1,085,228
ROYALTY AND LICENSING REVENUES	81,342	69,124	314,581	406,974
WRITE DOWN OF OBSOLETE MATERIAL	(36,238)		(36,238)
OTHER EXPENSES	(123,152)		(123,152)

GROSS PROFIT	166,419	381,393	1,332,270	1,492,202

EXPENSES
Selling, general, and administrative	584,419	739,717	2,418,918	2,185,329
Research and development	(15,118)	107,513	608,957	659,759
Amortization	38,403	28,158	144,582	88,340

	607,704	875,388	3,172,457	2,933,428

LOSS FROM OPERATIONS	(486,385)	(493,995)	(1,840,187)	(1,441,226)

INTEREST AND OTHER INCOME	1,019	119,507	99,689	96,117

NET LOSS	(485,366)	(374,488)	(1,740,498)	(1,345,109)

LOSS PER SHARE	($0.02)	($0.02)	($0.08)	($0.06)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,280,606	21,312,055	23,182,107	21,297,674

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March 31, 2006

Stellar Pharmaceuticals Inc.
Balance Sheets
(Canadian Funds; US GAAP)

	December 31, 2005	December 31, 2004
Assets

Current
Cash and cash equivalents	$2,108,755	$3,172,870
Accounts receivable	157,749	143,629
Inventory	288,337	336,491
Prepaid deposits and sundry receivables	152,514	155,972

	2,707,355	3,847,093

Property, plant and equipment	959,999	951,860
Other assets	46,187	16,431
	$3,713,541	$4,815,384
Liabilities

Current:
Accounts payable	$487,359	$342,624
Accrued liabilities	122,999	32,503
Deferred revenues	43,397	221,320
	$653,755	$596,447

Contingencies and commitments

Shareholders’ equity

Capital stock
Authorized
Unlimited Non-voting, convertible, redeemable
and retractable preferred shares
with no par value
Unlimited Common shares with no par value

Issued
23,470,190 Common shares (22,802,373 in 2004)	8,100,253	7,720,873
Paid-in capital options and warrants
- Outstanding	545,025	374,712
- Expired	98,913	67,263

Deficit	(5,684,405)	(3,943,911)
	3,059,786	4,218,937
	$3,713,541	$4,815,384